Exhibit 4.1


                FIRST SUPPLEMENTAL JUNIOR SUBORDINATED INDENTURE


                                     BETWEEN


                           AMERIPRISE FINANCIAL, INC.


                                       AND


                         U.S. BANK NATIONAL ASSOCIATION


                                   AS TRUSTEE

                    ----------------------------------------


                            DATED AS OF MAY 26, 2006

                    ----------------------------------------

                    7.518% JUNIOR SUBORDINATED NOTES DUE 2066

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                                TABLE OF CONTENTS

                                                                           PAGE


ARTICLE I DEFINITIONS.........................................................1

Section 1.01    Definition of Terms...........................................1

ARTICLE II TERMS OF THE NOTES................................................10

Section 2.01    Designation and Principal Amount.............................10
Section 2.02    Issue Date; Maturity.........................................10
Section 2.03    Place of Payment and Surrender for Registration of Transfer..10
Section 2.04    Registered Securities; Form; Denominations; Depositary.......10
Section 2.05    Interest.....................................................11
Section 2.06    Optional Deferral Of Interest................................12
Section 2.07    Mandatory Deferral of Interest...............................13
Section 2.08    Deferral of Interest in General..............................16
Section 2.09    Right to Optional Redemption by the Company..................16
Section 2.10    Events of Default............................................17
Section 2.11    Covenant Defaults............................................17
Section 2.12    Designation of Depositary....................................19
Section 2.13    Conversion...................................................19
Section 2.14    Definitive Form of Notes.....................................19
Section 2.15    Company Reports..............................................19
Section 2.16    Modification of Indenture....................................19
Section 2.17    Other........................................................19

ARTICLE III COVENANTS........................................................19

Section 3.01    Limitation on Company Payments...............................19
Section 3.02    Alternative Coupon Satisfaction Mechanism....................20

ARTICLE IV SUBORDINATION.....................................................21

Section 4.01    Senior Indebtedness..........................................21

ARTICLE V MISCELLANEOUS......................................................22

Section 5.01    Meetings and Voting..........................................22
Section 5.02    Ratification of Indenture....................................23
Section 5.03    Trustee Not Responsible for Recitals.........................23
Section 5.04    Governing Law................................................23
Section 5.05    Severability.................................................23
Section 5.06    Counterparts.................................................23
Section 5.07    Successors and Assigns.......................................23

Exhibit A

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     FIRST SUPPLEMENTAL JUNIOR SUBORDINATED INDENTURE, dated as of May 26, 2006
(this "FIRST SUPPLEMENTAL INDENTURE"), between AMERIPRISE FINANCIAL, INC., a Delaware corporation (the "COMPANY"), having its principal executive office at 707 2nd Avenue South, Minneapolis, Minnesota 55474, and U.S. BANK NATIONAL ASSOCIATION, a national banking association, as trustee (the "TRUSTEE"), having its principal corporate trust office at 60 Livingston Avenue, St. Paul, Minnesota 55107-2292 supplementing the Junior Subordinated Indenture, dated as of May 5, 2006, between the Company and the Trustee (the "BASE INDENTURE," together with this First Supplemental Indenture, the "INDENTURE").

     The Company executed and delivered the Base Indenture to the Trustee to provide for the issuance from time to time of its junior subordinated notes, debentures, bonds or other evidences of indebtedness (hereinafter generally called the "DEBT SECURITIES," and individually, a "DEBT SECURITY") to be issued in one or more series as might be determined by the Company under the Base Indenture, in an unlimited aggregate principal amount which may be authenticated and delivered as provided in the Base Indenture;

     Pursuant to the terms of this First Supplemental Indenture, the Company desires to provide for the establishment of a new series Debt Securities to be known as the "7.518% Junior Subordinated Notes due 2066" (the "NOTES"), the form and substance of such Notes and the terms, provisions and conditions thereof to be as set forth in the Indenture;

     The Company has requested that the Trustee execute and deliver this First Supplemental Indenture. All requirements necessary to make this First Supplemental Indenture a valid instrument in accordance with its terms (and to make the Notes, when duly executed by the Company and duly authenticated and delivered by the Trustee, the valid and enforceable obligations of the Company) have been performed, and the execution and delivery of this First Supplemental Indenture have been duly authorized in all respects.

     NOW, THEREFORE, THIS FIRST SUPPLEMENTAL INDENTURE WITNESSETH:

     For and in consideration of the premises and the purchase of Notes by the Holders thereof, it is mutually covenanted and agreed, for the equal and proportional benefit of all Holders of Notes, as follows:

                                   ARTICLE I

                                  DEFINITIONS

     Section 1.01  DEFINITION OF TERMS.

     Unless the context otherwise requires:

     (a) a term not defined herein that is defined in the Base Indenture has the same meaning when used in this First Supplemental Indenture;

     (b) a term defined anywhere in this First Supplemental Indenture has the same meaning throughout;

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     (c) the singular includes the plural and vice versa;

     (d) unless otherwise specified, any reference to a Section or Article is to a Section or Article of this First Supplemental Indenture;

     (e) headings are for convenience of reference only and do not affect interpretation;

     (f) any reference herein to an agreement entered into in connection with the issuance of securities contemplated therein as of May 26, 2006 shall mean such agreement as it may be amended, modified or supplemented in accordance with its terms; and

     (g) the following terms have the following meanings:

     "3-MONTH LIBOR" means, with respect to an Interest Payment Period, the rate (expressed as a percentage per year) for deposits in U.S. dollars for a 3-month period that appears on Telerate Page 3750 as of 11:00 a.m. (London time) on the second London Banking Day immediately preceding the first day of such Interest Payment Period. The term "Telerate Page 3750" means the display on MoneyLine Telerate page 3750 or any successor service or page for the purpose of displaying the London interbank offered rates of major banks. If 3-Month LIBOR cannot be determined as described above, the Company shall select four major banks in the London interbank market and shall request that the principal London offices of those four selected banks provide their offered quotations to prime banks in the London interbank market at approximately 11:00 a.m., London time, on the second London Banking Day immediately preceding the first day of the applicable Interest Payment Period. These quotations will be for deposits in U.S. dollars for a 3-month period. Offered quotations must be based on a principal amount equal to an amount that is representative of a single transaction in U.S. dollars in the market at the time. If two or more quotations are provided, 3-Month LIBOR for the Interest Payment Period will be the arithmetic mean of those quotations. If fewer than two quotations are provided, the Company will select three offered rates quoted by three major banks in New York City, on the second London Banking Day immediately preceding the first day of the applicable Interest Payment Period. The rates quoted will be for loans in U.S. dollars, for a 3-month period. Rates quoted must be based on a principal amount equal to an amount that is representative of a single transaction in U.S. dollars in the market at the time. If fewer than three New York City banks selected by the Company are quoting rates, 3-Month LIBOR for the applicable interest payment period will be the same as for the immediately preceding Interest Payment Period or, if a Fixed Rate of interest applies to such immediately preceding Interest Payment Period, the same as for the most recent fiscal quarter for which 3-month LIBOR can be determined.

     "ADJUSTED STOCKHOLDERS' EQUITY AMOUNT" means, as of any fiscal quarter end, the stockholders' equity of the Company as reflected on the Company's consolidated GAAP balance sheet as of such fiscal quarter end, minus (i) accumulated other comprehensive income as reflected on such consolidated balance sheet and (ii) any increase in stockholders' equity resulting from the issuance of preferred stock during such quarter.

     "ALTERNATIVE COUPON SATISFACTION MECHANISM has the meaning set forth in
Section 3.02(a).

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     "ANNUAL STATEMENT" means, as to a Life Insurance Subsidiary, the annual statement of such Life Insurance Subsidiary containing its statutory balance sheet and income statement as required to be filed by it with one or more state insurance commissioners or other state insurance regulatory authorities.

     "AUTHORIZED CONTROL LEVEL" has the meaning specified in subsection J of
Section 1 (or the relevant successor section, if any) of the Model Act.

     "BANKRUPTCY DEFAULT" means an Event of Default specified in clause (e) or
(f) of Section 7.01 of the Base Indenture.

     "BASE INDENTURE" has the meaning set forth in the Recitals.

     "BENCHMARK QUARTER" has the meaning set forth in Section 2.07(b)(ii).

     "BUSINESS DAY" means any day which is not a Saturday, a Sunday or a legal holiday or a day on which banking institutions or trust companies located in New York City are authorized or obligated by law to close.

     "CALCULATION AGENT" means U.S. Bank National Association, or such other Person as is appointed by the Company in its place.

     "COMMERCIALLY REASONABLE EFFORTS" by the Company to sell Common Stock means commercially reasonable efforts to complete the offer and sale of the Common Stock to third parties that are not Subsidiaries of the Company in public offerings or private placements; provided, that the Company shall be deemed to have used made Commercially Reasonable Efforts during a Market Disruption Event regardless of whether the Company makes any offers or sales during such Market Disruption Event. For the avoidance of doubt, the Company will not be considered to have used Commercially Reasonable Efforts to effect a sale of Qualifying Securities, other than during a Market Disruption Event, if the Company determines to not pursue or complete such sale solely due to pricing considerations.

     "COMMISSION" means the United States Securities and Exchange Commission.

     "COMMON STOCK" means the common stock of the Company, par value $0.01 per share.

     "COMPANY" has the meaning set forth in the Recitals.

     "COMPANY ACTION LEVEL" has the meaning specified in subsection J of Section 1 (or the relevant successor section, if any) of the Model Act.

     "COMPARABLE TREASURY ISSUE" means the U.S. Treasury security selected by the Quotation Agent as having a term comparable to the period from the Redemption Date to June 1, 2016 that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities with a term comparable to such period.

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     "COMPARABLE TREASURY PRICE" means, with respect to a Redemption Date (1)
the average of five Reference Treasury Dealer Quotations for such Redemption Date, after excluding the highest and lowest Reference Treasury Dealer Quotations or (2) if the Quotation Agent obtains fewer than five such Reference Treasury Dealer Quotations, the average of all such quotations.

     "COMPOUNDED INTEREST" means additional interest on any accrued and unpaid interest to the extent permitted by applicable law, at the from time to time then applicable Fixed Rate compounded semi-annually, or at the from time to time then applicable Floating Rate compounded quarterly, as the case may be.

     "COVENANT DEFAULT" means a default in the performance, or breach, of any covenant or warranty of the Company in this Indenture (other than an Event of Default as defined in Section 2.10 hereof or a covenant or warranty that has been included solely for the benefit of Debt Securities of another series), and a continuance of such default or breach for a period of 90 days after there has been given, by registered or certified mail, to the Company by the Trustee, or to the Company and the Trustee by the Holders of a majority in principal amount of the Outstanding Debt Securities of such series, a written notice specifying such default or breach and requiring it to be remedied and stating that such notice is a "Notice of Default."

     "COVERED LIFE INSURANCE SUBSIDIARIES" means, as of any year end, Life Insurance Subsidiaries that account for 80% or more of the combined general account admitted assets of the Company's Life Insurance Subsidiaries as of such year end. The Company's Covered Life Insurance Subsidiaries as of a year end will be identified by first ranking the Life Insurance Subsidiaries of the Company from largest to smallest based upon the amount of each such Life Insurance Subsidiary's general account admitted assets and then, beginning with the Life Insurance Subsidiary that has the largest amount of general account admitted assets as of such year end, identifying such Life Insurance Subsidiaries as Covered Life Insurance Subsidiaries until the ratio of the combined general account admitted assets of the Life Insurance Subsidiaries so identified to the combined general account admitted assets of all of the Life Insurance Subsidiaries as of such year end equals or exceeds 80%.

     "DEBT SECURITIES" or "DEBT SECURITY" has the meaning set forth in the Recitals.

     "DTC" means The Depository Trust Company, a New York corporation, and its successors.

     "EXTENSION PERIOD" means an Optional Extension Period or a Trigger Period or a combination thereof, whether or not consecutive. An Extension Period shall commence of the first Interest Payment Date on which interest is deferred (whether due to an optional deferral or the occurrence of a Trigger Event) and will not be considered terminated until the first date thereafter when all accrued and unpaid interest, together with any compounded interest, has been paid in full.

     "FIRST SUPPLEMENTAL INDENTURE" has the meaning set forth in the Recitals.

     "FIXED RATE" has the meaning set forth in Section 2.05(a)(i).

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     "FIXED RATE INTEREST PAYMENT DATE" has the meaning set forth in Section
2.05(a)(i).

     "FIXED RATE PERIOD" means from the date of initial issuance to June 1, 2016.

     "FLOATING RATE" has the meaning set forth in Section 2.05(b).

     "FLOATING RATE INTEREST PAYMENT DATE" has the meaning set forth in Section 2.05(b).

     "FLOATING RATE PERIOD" means the period from June 1, 2016 to the Stated Maturity.

     "FOREGONE INTEREST" has the meaning set forth in Section 2.07(f).

     "GAAP" means, at any date or for any period, U.S. generally accepted accounting principles as in effect on such date or for such period.

     "GLOBAL NOTE" has the meaning set forth in Section 2.04(a).

     "H.15(519)" means the weekly statistical release designated as such, or any successor publication, published by the Federal Reserve System Board of Governors, available through the world-wide-web site of the Board of Governors of the Federal Reserve System at HTTP://WWW.FEDERALRESERVE.GOV/RELEASES/H15/ or any successor site or publication.

     "INDENTURE" has the meaning set forth in the Recitals.

     "INTEREST PAYMENT DATE" means a Fixed Rate Interest Payment Date or a Floating Rate Interest Payment Date.

     "INTEREST PAYMENT PERIOD" means, during the Fixed Rate Period, any semi-annual period, and during the Floating Rate Period, any quarterly period, during which interest accrues pursuant to this Indenture.

     "LIFE INSURANCE SUBSIDIARY" means any of the Company's subsidiaries that is organized under the laws of any state in the United States and is licensed as a life insurance company in any state in the United States but does not include any subsidiary of a Life Insurance Subsidiary.

     "LONDON BANKING DAY" means any day on which dealings in deposits in U.S. dollars are transacted in the London interbank market.

     "MAKE-WHOLE REDEMPTION AMOUNT" will be equal to the greater of:

          (i) the principal amount of the Notes then outstanding; and

          (ii) the sum of the present value of the aggregate principal amount outstanding of the Notes on the Interest Payment Date falling on June 1, 2016 together with the present values of scheduled semi-annual interest payments from

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     the date fixed for redemption through and including the Interest Payment
     Date on June 1, 2016, in each case discounted to the date fixed for redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus (x) in the case of a Tax Event, 50 basis points, and (y) in the case of a redemption for any other reason, 40 basis points, plus, in each of cases (i) and (ii), any accrued and unpaid interest, together with any Compounded Interest to the date of redemption, as calculated by the Quotation Agent.

     "MANDATORILY DEFERRED INTEREST" means all interest deferred pursuant to
Section 2.07, as then accrued and unpaid, together with Compounded Interest thereon, if any.

     "MARKET DISRUPTION EVENT" means the occurrence or existence of any of the following events or sets of circumstances:

          (i) the Company is required to obtain the consent or approval of its shareholders or a regulatory body (including, without limitation, any securities exchange) or governmental authority to issue common stock and such consent or approval has not yet been obtained despite the Company's Commercially Reasonable Efforts to obtain such consent or approval;

          (ii) trading in securities generally on the New York Stock Exchange, the American Stock Exchange, the Nasdaq Stock Market, or trading in any securities of the Company (or any options or futures contracts related to the securities of the Company) on any exchange or in the over-the-counter market is suspended or the settlement of such trading generally is materially disrupted or minimum prices are established on any such exchange or such market by the Commission, by such exchange or by any other regulatory body or governmental authority having jurisdiction;

          (iii) a material disruption or banking moratorium shall have occurred in commercial banking or securities settlement or clearance services in the United States;

          (iv) there is such a material adverse change in general domestic or international economic, political or financial conditions, including without limitation as a result of terrorist activities, or the effect of international conditions on the financial markets in the United States shall be such, as to make it, in the Company's judgment, impracticable to proceed with the offer and sale of capital stock; or

          (v) an event occurs and is continuing as a result of which the offering document for such offer and sale of securities would, in the judgment of the Company, contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading and either (1) the disclosure of that event at such time, in the judgment of the Company, would have a material adverse effect on the business of the

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     Company or (2) the disclosure relates to a previously undisclosed proposed or pending material business transaction, the disclosure of which would impede the ability of the Company to consummate such transaction, provided that no single suspension period contemplated by this subsection (v) may exceed 90 consecutive days and multiple suspension periods contemplated by this subsection (v) may not exceed an aggregate of 180 days in any 360-day period.

     "MODEL ACT" means the NAIC Risk-Based Capital for Insurers Model Act as included in the NAIC's Model Laws, Regulations and Guidelines as of May 26, 2006 and as hereinafter amended, modified or supplemented.

     "NAIC" means the National Association of Insurance Commissioners.

     "NOTES" or "NOTE" has the meaning set forth in the Recitals.

     "OPINION OF COUNSEL" means the written opinion of counsel rendered by an independent law firm which shall be reasonably acceptable to the Trustee.

     "OPTIONAL EXTENSION PERIOD" has the meaning set forth in Section 2.06(a).

     "OPTIONALLY DEFERRED INTEREST" means all interest deferred pursuant to
Section 2.06, as then accrued and unpaid, together with Compounded Interest thereon, if any.

     "PAR REDEMPTION AMOUNT" means a cash redemption price of 100% of the principal amount of the Notes to be redeemed, plus accrued and unpaid interest, together with Compounded Interest thereon, to the Redemption Date.

     "PARITY DEBT SECURITIES" means debt securities that rank pari passu with the Notes.

     "PARITY GUARANTEES" means guarantees that rank pari passu with the Notes.

     "PAYING AGENT" shall initially be U.S. Bank National Association. The Company may change the Paying Agent without notice to any Holder.

     "PRIMARY TREASURY DEALER" means a primary U.S. government securities dealer in New York City.

     "QUALIFYING SECURITIES" means (i) the capital stock of the Company or (ii) other securities or combinations of securities which, as determined in good faith by the Company's board of directors, rank equally with or junior to the Notes and have a term of comparable duration, comparable deferral features and replacement intent provisions comparable to those of the Notes, except that if the Company issues securities to any of its subsidiaries, such securities will be deemed to be Qualifying Securities only if such subsidiary receives net proceeds in an equal or greater amount from the contemporaneous issuance to a person other than the Company or its other subsidiaries of securities having the characteristics described above, as determined in good faith by the Company's board of directors.

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     "QUOTATION AGENT" means one of the Reference Treasury Dealers appointed by the Company.

     "RBC INSTRUCTIONS" means the risk-based capital report including risk-based capital instructions adopted by the NAIC, as these risk-based capital instructions may be amended by the NAIC from time to time in accordance with the procedures adopted by the NAIC.

     "REFERENCE TREASURY DEALER" means (1) Lehman Brothers Inc. and (2) any additional Primary Treasury Dealers selected by the Company and their successors; provided, however, that if any of them ceases to be a Primary Treasury Dealer the Company will substitute therefor another Primary Treasury Dealer.

     "REFERENCE TREASURY DEALER QUOTATIONS" means, with respect to each Reference Treasury Dealer and any Redemption Date, the average, as determined by the Quotation Agent, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Quotation Agent at 5:00 p.m., New York City time, on the third Business Day preceding such Redemption Date.

     "REGULAR RECORD DATE" has the meaning set forth in Section 2.05(f).

     "RISK-BASED CAPITAL RATIO" means the ratio calculated from the reports by insurance companies to their regulators as of the end of each year in accordance with prescribed procedures, as in effect from time to time. The ratio measures the relationship of Total Adjusted Capital relative to Company Action Level. For all Covered Life Insurance Subsidiaries, calculated on a combined basis, this ratio equals the sum of Total Adjusted Capital amounts for Covered Life Insurance Subsidiaries divided by the sum of Company Action Level amounts for those same subsidiaries.

     "SECURITY REGISTRAR" shall initially be U.S. Bank National Association. The Company may change the Security Registrar without notice to any Holder.

     "SENIOR INDEBTEDNESS" has the meaning set forth in Section 4.01.

     "SHARE CAP AMOUNT" has the meaning set forth in Section 3.02(b).

     "STATED MATURITY" has the meaning set forth in Section 2.02.

     "TAX EVENT" means the receipt by the Company of an Opinion of Counsel, rendered by a law firm with experience in such matters, to the effect that, as a result of (a) any amendment to, or change (including any announced prospective change) in, the laws (or any regulations thereunder) of the United States or any political subdivision or taxing authority thereof or therein, (b) any official administrative pronouncement or judicial decision interpreting or applying such laws or regulations or (c) a threatened challenge asserted in connection with an audit of the Company or any of its Subsidiaries, or a threatened challenge asserted in writing against any other taxpayer that has raised capital through the issuance of securities that are substantially similar to the Notes, which amendment or change is effective or which pronouncement or decision is announced or which challenge occurs on or after the date of issuance the Notes, there is more than an insubstantial increase in the risk that interest accruing or payable by the

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Company on the Notes is not, or at any time subsequent to the Company's receipt of such Opinion of Counsel, shall not be, wholly deductible by Company for United States federal income tax purposes.

     "TIA COVENANT DEFAULT" means a Covenant Default resulting from a breach of the provisions of Section 9.04 of the Base Indenture to the extent such provisions are mandated by the Trust Indenture Act of 1939, as amended.

     "TOTAL ADJUSTED CAPITAL" means the sum of (1) an insurer's statutory capital and surplus as determined in accordance with the statutory accounting applicable to the annual financial statements required to be filed by the Covered Life Insurance Subsidiary under applicable laws and regulations; and (2) such other items, if any, as the RBC Instructions may provide.

     "TRAILING FOUR QUARTERS CONSOLIDATED NET INCOME AMOUNT" means, for any fiscal quarter, the sum of the Company's consolidated GAAP net income for the four fiscal quarters ending as of the last day of such fiscal quarter.

     "TREASURY RATE" means the yield, under the heading that represents the average for the week immediately prior to the applicable Redemption Date, appearing in the most recently published statistical release designated "H.15(519)" or any successor publication that is published weekly by the Board of Governors of the Federal Reserve System and that establishes yields on actively traded U.S. Treasury securities adjusted to constant maturity under the caption "Treasury Constant Maturities," for the maturity corresponding to the Comparable Treasury Issue (if no maturity is within three months before or after the end of the relevant Interest Payment Period, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue will be determined and the Treasury Rate will be interpolated or extrapolated from such yields on a straight line basis, rounding to the nearest month). If such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, "Treasury Rate" means the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such Redemption Date. The Treasury Rate will be calculated on the third Business Day preceding the Redemption Date.

     "TRIGGER DETERMINATION DATE" has the meaning set forth in Section 2.07(b).

     "TRIGGER EVENT" has the meaning set forth in Section 2.07(b).

     "TRIGGER PERIOD" has the meaning set forth in Section 2.07(a).

     "TRUSTEE" has the meaning set forth in the Recitals.

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                                   ARTICLE II

                               TERMS OF THE NOTES

     Pursuant to Section 3.01 of the Base Indenture, the Notes are hereby established with the following terms and other provisions:

     Section 2.01 DESIGNATION AND PRINCIPAL AMOUNT. (a)There is hereby authorized a series of Debt Securities designated the "7.518% Junior Subordinated Notes due 2066," in the initial aggregate principal amount of $500,000,000.

     (b) The Company may, from time to time, subject to compliance with any other applicable provisions of this Indenture but without the consent of the Holders, create and issue pursuant to this Indenture an unlimited principal amount of additional Notes (in excess of any amounts theretofore issued) having the same terms and conditions to those of the other outstanding Notes, except that any such additional Notes (i) may have a different issue date and issue price from other outstanding Notes and (ii) may have a different amount of interest payable on the first Interest Payment Date after issuance than is payable on other outstanding Notes. Such additional Notes shall constitute part of the same series of Notes hereunder, unless any such adjustment pursuant to this Section 2.01(b) shall cause such additional Notes to constitute, as determined pursuant to an Opinion of Counsel, a different class of securities than the original series of Notes for U.S. federal income tax purposes.

     Section 2.02 ISSUE DATE; MATURITY. The Notes shall be issued as of May 26, 2006; and the stated maturity of the principal amount of the Notes shall be June 1, 2066 (the "STATED MATURITY").

     Section 2.03 PLACE OF PAYMENT AND SURRENDER FOR REGISTRATION OF TRANSFER. Payment of principal of (and premium, if any) and interest on Notes shall be made, the transfer of Notes will be registrable and Notes will be exchangeable for Notes of other denominations of a like principal amount at the office or agency of the Company maintained for such purpose, initially the Corporate Trust Office of the Trustee. Payment of any principal (and premium, if any) and interest on Notes issued as Global Notes shall be payable by the Company through the Paying Agent to the Depositary in immediately available funds. At the Company's option, interest on Notes issued in physical form may be payable (i) by a U.S. Dollar check drawn on a bank in The City of New York mailed to the address of the Person entitled thereto as such address shall appear in the Security Register, or (ii) upon application to the Security Registrar not later than the relevant Regular Record Date by a Holder of a principal amount of the Notes in excess of $5,000,000, by wire transfer in immediately available funds, which application shall remain in effect until the Holder notifies, in writing, the Security Registrar to the contrary.

     Section 2.04 REGISTERED SECURITIES; FORM; DENOMINATIONS; DEPOSITARY. (a)The Notes shall be issued in fully registered form as Registered Securities and shall be initially issued in the form of one or more permanent Global Notes (the "GLOBAL NOTES"), in the form of Exhibit A hereto. The Notes shall not be issuable in bearer form. The terms and provisions contained in the form of Note shall constitute, and are hereby expressly made, a part of the Indenture, and the

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Company and the Trustee, by their execution and delivery of the Indenture, expressly agree to such terms and provisions and to be bound thereby.

     (b) The Notes shall be issued in denominations of $1,000 and whole multiples thereof.

     Section 2.05 INTEREST.

     (a) FIXED RATE PERIOD. (i) Subject to the provisions of Section 2.06,
Section 2.07 and Section 2.08, during the Fixed Rate Period, the Notes shall accrue interest at a rate per annum of 7.518% (the "FIXED RATE") of the principal amount of $1,000 per Note, payable semi-annually in arrears on June 1 and December 1 of each year (each, a "FIXED RATE INTEREST PAYMENT DATE"), commencing on December 1, 2006, to the Person in whose name the Note is registered in the Security Register at the close of business on the Regular Record Date.

          (ii) The amount of interest payable for any Interest Payment Period during the Fixed Rate Period will be computed as follows:

               (A) for any full Interest Payment Period, on the basis of a 360-day year of twelve 30-day months;

               (B) for any period shorter than a full Interest Payment Period, on the basis of a 30-day month; and

               (C) for any period shorter than a 30-day month, on the basis of the actual number of days elapsed in the 30-day month.

               (iii) In the event that any Fixed Rate Interest Payment Date is not a Business Day, payment of the interest payable on such Fixed Rate Interest Payment Date shall be made on the next succeeding day that is a Business Day without any interest or other payment in respect of any such delay.

     (b) FLOATING RATE PERIOD. (i) Subject to the provisions of Section 2.06,
Section 2.07 and Section 2.08, during the Floating Rate Period, the Notes shall accrue interest at an annual rate of 3-month LIBOR plus a margin equal to 290.5 basis points (the "FLOATING RATE"), payable quarterly in arrears on March 1, June 1, September 1 and December 1 of each year (each, a "FLOATING RATE INTEREST PAYMENT DATE"), commencing on June 1, 2016 to the Person in whose name the Note is registered in the Security Register at the close of business on the applicable Regular Record Date.

          (ii) The amount of Floating Rate interest payable on the Notes for any Interest Payment Period will be computed on the basis of a 360-day year and the actual number of days elapsed in the 360-day year.

          (iii) If a scheduled Floating Rate Interest Payment Date is not a Business Day, such Interest Payment Date shall be postponed to the next succeeding day that is a Business Day; provided that if such Business Day is in the next succeeding calendar month, such Interest Payment Date shall be the immediately preceding Business Day.

     (c) PERIOD OF ACCRUAL. Subject to Section 2.05(a)(iii), interest will accrue from and including the last date in respect of which interest has been paid or duly provided for to but excluding the Interest Payment Date on which the interest is actually paid or the Stated Maturity, as the case may be.

     (d) DUTIES OF CALCULATION AGENT. The Calculation Agent will calculate the Floating Rate for the Notes and the amount of interest payable on each Floating Rate Interest Payment Date. Promptly upon such determination, the Calculation Agent will notify the Company and, if the Trustee is not then serving as the Calculation Agent, the Trustee, of the Floating Rate for the new quarterly Interest Payment Period. The Floating Rate determined by the Calculation Agent, absent manifest error, will be binding and conclusive on the Company, the Holders and the Trustee. All percentages resulting from any interest rate calculation will be rounded upward or downward, as appropriate, to the next higher or lower one hundred-thousandth of a percentage point.

     (e) UNPAID INTEREST. Interest not paid on any Interest Payment Date, including any interest deferred during any Extension Period, will accrue and compound at the from time to time then applicable interest rate (whether semi-annually at the Fixed Rate or quarterly at the Floating Rate, as the case may be). Subject to Section 2.05(a)(iii), such interest will accrue and compound to the date that it is actually paid.

     (f) REGULAR RECORD DATES. The Regular Record Dates for the Notes shall be:

          (i) as long as the Notes remain in book-entry only form or are represented by a Global Note, the Business Day next preceding the corresponding Interest Payment Date; or

          (ii) if such Notes are issued in definitive form, on such Business Day selected by the Company that is at least one Business Day prior to the corresponding Interest Payment Date.

     (g) ALLOCATION OF INTEREST PAYMENTS. Any interest payment made (including any interest payment made pursuant to the Alternative Coupon Satisfaction Mechanism) will first be allocated to payment of the interest due and payable on that Interest Payment Date. Any interest payment in excess of the amount of the interest due and payable on that Interest Payment Date will be applied first against any then-existing accrued and unpaid interest, in chronological order beginning with the earliest unpaid Interest Payment Date, and then against any accrued and unpaid Compounded Interest.

     Section 2.06 OPTIONAL DEFERRAL OF INTEREST.

     (a) OPTIONAL EXTENSION PERIOD. Subject to Section 2.08 and Section 3.02, as long as no Event of Default has occurred and is continuing, and as long as no Trigger Event has occurred and no Trigger Period caused thereby is continuing, the Company shall have the right at any time and from time to time, to defer payments of interest on the Notes by extending the Interest Payment Period on the Notes for a period (an "OPTIONAL EXTENSION PERIOD") not exceeding ten years following the first Interest Payment Date in such period on which interest was deferred, during which Optional Extension Period deferred interest on the Notes shall not be due and payable but will continue to accrue and compound semi-annually or quarterly, as applicable, to the extent permitted by applicable law, at the then applicable rate of interest on the notes; provided that no such Optional Extension Period may end on a date other than an Interest Payment Date or extend beyond the stated maturity of the Notes.

     At the end of any Optional Extension Period, the Company may settle any and all Optionally Deferred Interest with cash from any source until the date that is five years following the first Interest Payment Date as of which the Company commenced an Optional Extension Period on the Notes. Thereafter, subject to the occurrence of a Market Disruption Event, the Company must immediately and continuously use its Commercially Reasonable Efforts to sell shares of Common Stock and to use the proceeds therefrom to pay any outstanding Optionally Deferred Interest in accordance with the provisions of Section 3.02.

     If a Trigger Event occurs after commencement of an Optional Extension Period, the Optional Extension Period will be deemed suspended for so long as the Trigger Period is continuing. Once the Trigger Period is no longer continuing, the right of the Company to optionally defer payment of interest will continue, subject to the limitations and consequences described herein.

     The first Interest Payment Date on which the Company defers the payment of any interest (whether due to an optional deferral or the occurrence of a Trigger Event) will commence an Optional Extension Period. This Optional Extension Period will not be considered terminated until the first date thereafter when all accrued and unpaid interest, together with any Compounded Interest, has been paid by the Company. An Optional Extension Period may not, under any circumstances, extend beyond the tenth anniversary of its commencement or beyond the stated maturity date of the Notes. When and if an Optional Extension Period is terminated because the Company has paid in full all accrued and unpaid interest then owed by the Company, together with any Compounded Interest thereupon, the Company may commence a new Optional Extension Period, subject to the requirements of this Section 2.06, there being no limit to the number of such new Optional Extension Period that the Company may commence.

     (b) COVENANTS. During an Optional Extension Period, the Company shall be subject to the limitations set forth in Section 3.01 of this First Supplemental Indenture.

     (c) NOTICES. The Company shall give notice of its election to defer payments of interest on the Notes for an Optional Extension Period at least ten Business Days prior to the first Interest Payment Date during such Optional Extension Period as follows:

          (i) by first class mail, postage prepaid, addressed to the Holders; or

          (ii) as to any Global Note registered in the name of DTC or its nominee, by e-mail, fax, or any other manner as agreed to by the Company and the Holder of the Global Note.

     Copies of any such notice to a Holder, if given by the Company, shall be mailed to the Trustee at the same time.

     Section 2.07 MANDATORY DEFERRAL OF INTEREST.

     (a) TRIGGER PERIOD. Subject to Section 2.08 and Section 3.02, if and to the extent that a Trigger Event has occurred as of any Trigger Determination Date, the Company shall defer payments of interest on the Notes beginning on the Interest Payment Date immediately following such Trigger Determination Date, thereby extending the Interest Payment Period on the Notes until (but not including) the first subsequent Interest Payment Date for which no Trigger Event has occurred as of the Trigger Determination Date applicable to such Interest Payment Date, but in any event for a period not extending beyond the date which is ten years following commencement of the applicable Extension Period, or beyond the Stated Maturity of the Notes (a "TRIGGER PERIOD"), during which Trigger Period deferred interest on the Notes shall not be due and payable, except to the extent that any such payment is made using the Alternative Coupon Satisfaction Mechanism, provided for in Section 3.02.

     (b) TRIGGER EVENT. "TRIGGER EVENT" means a determination by the Company that any of the following conditions exists as of the day that is the thirtieth day prior to any Interest Payment Date (or, in the event that such date is not a Business Day, the immediately preceding Business Day) (a "TRIGGER DETERMINATION DATE"):

          (i) the Risk-Based Capital Ratio for all Covered Life Insurance Subsidiaries, calculated on a combined basis, is less than 175% based on the most recent annual financial statements that such Covered Life Insurance Subsidiaries have filed with applicable state insurance commissioners; or

          (ii) (x) the Trailing Four Quarters Consolidated Net Income Amount for the period ending at the end of the fiscal quarter that ends two fiscal quarters prior to the most recently completed fiscal quarter prior to such Trigger Determination Date is zero or a negative amount, and (y) the Adjusted Stockholders' Equity Amount as of the end of the most recently completed quarter and as of the end of the fiscal quarter that ends two quarters prior to such most recently completed fiscal quarter has declined by 10% or more as compared to the Adjusted Stockholders' Equity Amount at the end of the fiscal quarter (the "BENCHMARK QUARTER") that is the later of (1) the quarter ended March 31, 2005 or (2) the quarter that is ten quarters prior to the most recently completed fiscal quarter.

     In the case of a Trigger Event arising under clause (ii) above, the Trigger Period shall continue until the Company satisfies both of the tests in clauses
(i) and (ii) above as of the Trigger Determination Date applicable to any subsequent Interest Payment Date, and the Company's Adjusted Stockholders' Equity Amount has increased, or has declined by less than 10%, in either case as compared to the Adjusted Stockholders' Equity Amount at the end of the Benchmark Quarter with respect to the Trigger Period for which interest payment restrictions were imposed under clause (ii) above.

     (c) CHANGES IN GAAP. If, because of a change in GAAP that results in a cumulative effect of a change in an accounting principle or a restatement, (i) the Company's consolidated net income is higher or lower than it would have been absent such change, then, for purposes of the calculations described in paragraph (b)(ii) of this Section 2.07, commencing with the fiscal quarter for which such change in GAAP becomes effective, such consolidated net income shall be calculated on a pro forma basis as if such change had not occurred or (ii) the Adjusted

Stockholders' Equity Amount as of a fiscal quarter end is higher or lower than it would have been absent such change, then, for purposes of the calculations described in paragraph (b)(ii) of this Section 2.07, commencing with the fiscal quarter for which such change in GAAP becomes effective, the Adjusted Common Stockholders' Equity Amount shall be calculated on a pro forma basis as if such change had not occurred.

     (d) CHANGES IN THE MODEL ACT. If a change in the Model Act results in (1) a change in the mathematical relationship between the Company Action Level and the Authorized Control Level, or (2) any similar recalibration or re-scaling of the levels of Total Adjusted Capital that a life insurance company must possess in order to avoid triggering particular company action or regulatory action (whether mandatory or authorized) under the Model Act, then for purposes of making the calculations described in clause (i) of the definition of "Trigger Event," commencing with the first year for which such change becomes effective, the conditions for the occurrence of a Trigger Event will be changed to correspondingly adjust the 175% Risk-Based Capital Ratio set forth in such clause (i), as determined and verified by a nationally recognized independent actuarial consulting firm that is designated by a nationally recognized accounting firm that is not the independent registered public accounting firm that is the Company's auditors at the time of such designation.

     (e) COVENANTS. During a Trigger Period, the Company shall be subject to the limitations set forth in Section 3.01 and Section 3.02 of this First Supplemental Indenture.

     (f) FOREGONE INTEREST. By acquiring a Note or an interest therein, each Holder or beneficial owner of a Note, as the case may be, agrees that in the event of a Bankruptcy Default prior to the Stated Maturity or redemption of the Notes, any unpaid Mandatorily Deferred Interest in excess of 25% of the then outstanding principal amount of such Holder's Note (or the portion of such Note in which such beneficial owner holds an interest) (the "FOREGONE INTEREST") shall not be due and payable and no Holder or beneficial owner will have any claim for, and thus any right to receive, such Foregone Interest.

     (g) PAYMENT OF MANDATORILY DEFERRED INTEREST. Mandatorily Deferred Interest on the Notes may only be satisfied using the Alternative Coupon Satisfaction Mechanism except upon an Event of Default, in which case such Mandatorily Deferred Interest may be satisfied without regard to the Alternative Coupon Satisfaction Mechanism. In the event that a Trigger Period is no longer continuing, subsequent interest may be paid in cash without regard to the Alternative Coupon Satisfaction Mechanism.

     (h) NOTICES. By not later than the 15th day prior to each Interest Payment Date for which the Interest Payment Period is being extended by reason of a Trigger Event, the Company shall give notice of such Trigger Period as follows:

          (i) by first class mail, postage prepaid, addressed to the Holders; or

          (ii) as to any Global Note registered in the name of DTC or its nominee, by e-mail, fax, or any other manner as agreed to by the Company and the Holder of the Global Note.

     Copies of any such notice to a Holder, if given by the Company, shall be mailed to the Trustee at the same time.

     Such notice, in addition to stating that interest payments will be deferred, shall set forth (x) the Risk-Based Capital Ratio for any relevant Covered Life Insurance Subsidiary, if the Trigger Event has been triggered by the test set forth in Section 2.07(b)(i) hereof, or (y) the Trailing Four Quarters Consolidated Net Income Amount and the Adjusted Stockholders' Equity Amount for the relevant periods and dates, if the Trigger Event has been triggered by the test set forth in Section 2.07(b)(ii) hereof, and, in either case, (z) the amount by which the Risk-Based Capital Ratio or the Adjusted Stockholders' Equity Amount, as the case may be, must increase in order for the Trigger Period to cease and for interest payments to be resumed. Copies of any such notice to a Holder, if given by the Company, shall be mailed to the Trustee at the same time.

     Section 2.08 DEFERRAL OF INTEREST IN GENERAL. (a) Any unpaid interest accrued during any Extension Period, including Compounded Interest, will in all events be due and payable upon the Stated Maturity, subject, in the case of Foregone Interest, to Section 2.07(f).

     (b) At the termination of any Extension Period, the Company shall pay all deferred interest then accrued and unpaid, together with Compounded Interest, on the Interest Payment Date on which such Extension Period terminates, subject to
Section 2.07. An Extension Period will be deemed to terminate upon any redemption or upon any acceleration of the Stated Maturity.

     (c) In no event shall any Extension Period, whether or not consisting of consecutive Interest Payment Periods, (i) exceed ten years, (ii) end on a date other than an Interest Payment Date or (iii) extend beyond the Stated Maturity. For purposes of calculating the foregoing limitation on Extension Periods, (x) only when all accrued and unpaid interest, together with any Compounded Interest thereon, has been paid will any Interest Payment Period during which interest has been deferred no longer be included; and (y) after the commencement of an Extension Period, the period from the first Interest Payment Date for which interest was deferred pursuant to Section 2.06 or Section 2.07 and ending on the Interest Payment Date on which all interest that was deferred pursuant to
Section 2.06 or Section 2.07, including Compounded Interest, is paid in full, shall be included for purposes of calculating the length of an Extension Period.

     Section 2.09 RIGHT TO OPTIONAL REDEMPTION BY THE COMPANY. (a)The Company may, at its option, redeem the Notes:

          (i) in whole or in part, on or after June 1, 2016 at the Par Redemption Amount; provided that if the Notes are not redeemed in whole, at least $50 million aggregate principal amount of the Notes (excluding Notes held by the Company or any of its Affiliates) remains outstanding after giving effect to such redemption; or

          (ii) in whole but not in part at any time at the Make-Whole Redemption Amount.

     (b) The Company may not redeem fewer than all outstanding Notes unless all accrued and unpaid interest on the Notes, together with any Compounded Interest thereon, has been paid in full for all Interest Payment Periods terminating on or prior to the Redemption Date.

     (c) The date fixed for redemption of any Notes as a result of a Tax Event will be within 180 days following the occurrence of the Tax Event; provided, however, that if at the time the Company is able to eliminate, within the 180 day period, the Tax Event by taking some ministerial action that has no adverse effect on the Company or the Holders, the Company shall pursue such action in lieu of redemption; provided, further, that the Company will have no right or obligation to redeem the Notes while it is pursuing such ministerial action.

     (d) The definition of "Redemption Price" in Section 1.01 of the Base Indenture shall mean, in the case of a redemption of the Notes in whole or in part on or after June 1, 2016, the Par Redemption Amount, and in the case of a redemption in whole prior to June 1, 2016, the Make-Whole Redemption Amount; and

     Section 2.10 EVENTS OF DEFAULT. (a)Section 7.01 of the Base Indenture is hereby amended and supplemented with respect to the Notes by deleting clauses
(a), (c) and (d) thereof and adding the following additional Event of Default:

          (i) the Company defaults in the payment of interest on the Notes when such interest becomes due and payable and such default continues for a period of 30 calendar days, whether or not such payment is prohibited by the subordination provisions of the Indenture; provided that the deferral of interest pursuant to a valid Extension Period satisfying Section 2.06,
     Section 2.07 and Section 2.08, as applicable, of the First Supplemental Indenture shall not constitute a default in the payment of interest.

     (b) The first paragraph of Section 7.02 of the Base Indenture is hereby modified with respect to the Notes by replacing the same with the following: "If an Event of Default with respect to the Notes at the time Outstanding occurs and is continuing, then in every such case the Trustee or the Holders of at least 25% in principal amount of the Outstanding Notes may declare the principal amount of all the Notes to be due and payable immediately, by a notice in writing to the Company (and to the Trustee if given by Holders), and upon any such declaration, such principal amount, plus accrued and unpaid interest (other than Foregone Interest, in the event of a Bankruptcy Default), and premium, if payable, shall become immediately due and payable; provided, however, the payment of such principal, premium, if any, and interest, if any, on the Notes shall remain subordinated to the extent provided in the Indenture. Upon payment of such amount in the Currency in which the Notes are denominated (except as otherwise provided pursuant to Sections 3.01), all obligations of the Company in respect of the payment of principal of the Notes shall terminate."

     (c) The use of sources of funding other than the Alternative Coupon Satisfaction Mechanism to fund interest payments during a Trigger Period is not an Event of Default.

     Section 2.11 COVENANT DEFAULTS. (a)The Base Indenture is hereby amended and supplemented with respect to the Notes as follows:

          (i) The last paragraph of Section 7.03 is amended in its entirety as follows: "If an Event of Default or a TIA Covenant Default with respect to the Notes occurs and is continuing, the Trustee may in its discretion proceed to protect and enforce its rights and the rights of the Holders of the Notes by such appropriate judicial proceedings as the Trustee shall deem most effectual to protect and enforce any such rights, whether for the specific enforcement of any covenant or agreement in this Indenture or in aid of the exercise of any power granted herein, or to enforce any other proper remedy."

          (ii) Section 7.03 is further supplemented by adding the following paragraph following the last paragraph, as amended, in clause (i) above:
     "If a Covenant Default with respect to the Notes occurs and is continuing, the Trustee may in its discretion proceed to protect and enforce its rights by such appropriate judicial proceedings as the Trustee shall deem most effectual to protect and enforce any such rights, whether for the specific enforcement of any covenant or agreement in this Indenture or in aid of the exercise of any power granted herein, or to enforce any other proper remedy. If a Covenant Default other than a TIA Covenant Default with respect to the Notes occurs and is continuing, and then only if the Trustee is directed by Holders pursuant to and in accordance with Section 7.12 of the Base Indenture, the Trustee shall proceed to protect and enforce the rights of the Holders of the Notes by such appropriate judicial proceedings as such Holders shall so direct to protect and enforce any such rights, whether for the specific enforcement of any covenant or agreement in this Indenture or in aid of the exercise of any power granted herein, or to enforce any other proper remedy."

          (iii) Section 7.07, clause (1) is amended in its entirety as follows:
     "an Event of Default or Covenant Default shall have occurred and be continuing and such Holder has previously given written notice to the Trustee of a continuing Event of Default or Covenant Default, as the case may be, with respect to such series."

          (iv) Section 7.07, clause (2) is amended in its entirety as follows:
     "the Holders of not less than 25% in principal amount, in the case of an Event of Default, or a majority in principal amount, in the case of a Covenant Default, of the Outstanding Notes shall have made written request to the Trustee to institute proceedings in respect of such Event of Default or such Covenant Default, as the case may be, in its own name as Trustee hereunder."

          (v) Section 7.11 is amended in its entirety as follows: "No delay or omission of the Trustee or of any Holder to exercise any right or remedy accruing upon any Event of Default or Covenant Default shall impair any such right or remedy or constitute a waiver of any such Event of Default or Covenant Default or any acquiescence therein. Every right and remedy given by this Indenture or by law to the Trustee or to the Holders may be exercised from time to time, and as often as may be deemed expedient, by the Trustee or by the Holders, as the case may be."

          (vi) Section 8.1(b) is amended in its entirety as follows: "In case an Event of Default or a TIA Covenant Default with respect to the Notes has occurred and is continuing, the Trustee shall, with respect to the Notes, exercise such of the rights and powers vested in it by this Indenture, and use the same degree of care and skill in their exercise, as a prudent man would exercise or use under the circumstances in the conduct of his own affairs."

     (b) Notwithstanding the foregoing, a Covenant Default shall not constitute an Event of Default and shall not give rise to any of the rights or duties set forth in Section 7.02 of the Base Indenture, as amended and supplemented with respect to the Notes by this First Supplemental Indenture.

     Section 2.12 DESIGNATION OF DEPOSITARY. Initially, the Depositary for the Notes will be The Depository Trust Company. The Global Notes will be registered in the name of the Depositary or its nominee, Cede & Co., and delivered by the Trustee to the Depositary or a custodian appointed by the Depositary for crediting to the accounts of its participants.

     Section 2.13 CONVERSION. The Notes will not be convertible into shares of Common Stock or any other security.

     Section 2.14 DEFINITIVE FORM OF NOTES. The Notes will be issued in definitive form only under the limited circumstances set forth in Section 3.05 of the Base Indenture.

     Section 2.15 COMPANY REPORTS. The provisions of Section 9.04 of the Base Indenture relating to the nature, content and date for reports by the Company to the Holders, to the extent such provisions are mandated by the Trust Indenture Act of 1939, as amended, shall apply to the Notes.

     Section 2.16 MODIFICATION OF INDENTURE. In addition to the provisions contained in Article Eleven of the Base Indenture, The Company may, without the consent of any Holder, ammend this First supplemental Indenture to (i) increase the Share Cap Amount in accordance with the provisions of Section 3.02(b), and
(ii) to amend Section 2.07(b)(i), in accordance with the provisions of Section 2.07(d).

     Section 2.17 OTHER. (a) The provisions contained in Article Five of the Base Indenture and, without limiting the provisions of Section 4.01 of this First Supplemental Indenture, any provisions in the Base Indenture relating to the Issuer Trusts shall not apply to the Notes.

     (b) The Company agrees, and by acquiring an interest in a Note each beneficial owner of a Note agrees, to treat the Notes as indebtedness for U.S. federal income tax purposes.

                                  ARTICLE III

                                    COVENANTS

     Article Twelve of the Base Indenture is hereby supplemented with respect to the Notes by the following additional covenants of the Company:

     Section 3.01 LIMITATION ON COMPANY PAYMENTS. During any Extension Period and until such time as all accrued but unpaid interest, together with any Compounded Interest thereon, is paid in full, the Company shall not (and shall not permit any of its Subsidiaries to):

     (a) declare or pay any dividends on, make distributions regarding, or redeem, purchase, acquire, or make a liquidation payment with respect to, any shares of the capital stock of the Company, other than:

          (i) purchases of capital stock of the Company in connection with any employee or agent benefit plans or the satisfaction of the Company's obligations under any contract or security outstanding on such date requiring the Company to purchase its capital stock, or under any dividend reinvestment plan;

          (ii) in connection with the reclassification of any class or series of capital stock of the Company or the exchange or the conversion of one class or series of the capital stock of the Company for or into another class or series of the capital stock of the Company;

          (iii) the purchase of fractional interests in shares of the capital stock of the Company in connection with the conversion or exchange provisions of such capital stock or the security being converted or exchanged;

          (iv) dividends or distributions in the Company's capital stock, or rights to acquire Common Stock, or repurchases or redemptions of Common Stock solely from the issuance or exchange of Common Stock;

          (v) any declaration of a dividend in connection with the implementation of a shareholder rights plan, or the issuances of capital stock under any such plan in the future, or redemptions or repurchases of any rights outstanding pursuant to a Company shareholder rights plan; or

          (vi) acquisitions of Common Stock in connection with any acquisitions of businesses made by the Company (which acquisitions by the Company are made in connection with the satisfaction of indemnification obligations of the sellers of such businesses);

     (b) make any payment of principal of, or interest or premium, if any, on, or repay, repurchase or redeem any debt securities issued by the Company that rank pari passu with or junior in interest to the Notes other than any payment, repurchase or redemption in respect of Parity Debt Securities made ratably and in proportion to the respective amount of (1) accrued and unpaid amounts on such Parity Debt Securities, on the one hand, and (2) accrued and unpaid amounts on the Notes, on the other hand; and

     (c) make any guarantee payments with respect to any guarantee by the Company of the Debt Securities of any Subsidiary of the Company, if such guarantee ranks pari passu with or junior in interest to the Notes, other than any payment in respect of Parity Guarantees made ratably and in proportion to the respective amount of (1) accrued and unpaid amounts on such Parity Guarantees, on the one hand, and (2) accrued and unpaid amounts on the Notes, on the other hand.

     Section 3.02 ALTERNATIVE COUPON SATISFACTION MECHANISM. (a) Commencing at the date (i) on which a Trigger Event occurs or (ii) that is five-years following the first Interest

Payment Date as of which the Company elected to commence an Optional Extension Period, the Company shall use Commercially Reasonable Efforts to satisfy its obligation to pay interest then outstanding on the Notes by selling Common Stock (including treasury shares and shares of Common Stock sold pursuant to any dividend reinvestment plan or employee benefits plan) (the "ALTERNATIVE COUPON SATISFACTION MECHANISM"), the proceeds of which shall be paid to the Holders, in satisfaction of the accrued but unpaid interest, together with any Compounded Interest thereon, then due on the Notes. Mandatorily Deferred Interest on the Notes may only be satisfied using the Alternative Coupon Satisfaction Mechanism except if an Event of Default has occurred and is continuing, in which case such interest obligation may be satisfied without regard to the Alternative Coupon Satisfaction Mechanism. In the event that a Trigger Period is no longer continuing, subsequent interest may be paid in cash without regard to the Alternative Coupon Satisfaction Mechanism.

     (b) The Company is not permitted to sell shares of Common Stock in excess of a number of shares of Common Stock which at May 26, 2006 is equal to 55,000,000 (the "SHARE CAP AMOUNT"), for the purpose of satisfying the Alternative Coupon Satisfaction Mechanism or otherwise paying deferred interest on the Notes. The Company may, at its discretion, increase the Share Cap Amount (including through the increase of its authorized share capital, if necessary) if the Company determines that such increase is necessary to allow it to issue sufficient shares to satisfy its obligations to pay deferred interest on the Notes pursuant to the Alternative Coupon Satisfaction Mechanism or otherwise pay deferred interest on the Notes. If the issued and outstanding shares of Common Stock shall have been changed into a different number of shares or a different class by reason of any stock split, reverse stock split, stock dividend, reclassification, recapitalization, split-up, combination, exchange of shares or other similar transaction, then the Share Cap Amount shall be correspondingly adjusted.

     (c) The net proceeds received by the Company from the issuance of shares of Common Stock (i) starting at such date that is 180 days prior to any Interest Payment Date on which the Company intends to use the Alternative Coupon Satisfaction Mechanism and (ii) designated by the Company at or before the time of such issuance as available to pay interest on the Notes will, at the time such proceeds are delivered to the Trustee to satisfy the relevant interest payment, be deemed to satisfy the Company's obligations to pay interest on the Notes pursuant to the Alternative Coupon Satisfaction Mechanism pursuant to the preceding clause (a).

     (d) In the event that the Company extends the Interest Payment Period on the Notes and on other Parity Debt Securities that contain similar requirements to pay Mandatorily Deferred Interest pursuant to the Alternative Coupon Satisfaction Mechanism, the Company will apply any net proceeds so raised on a pro rata basis towards its obligations to pay interest on the Notes and on such Parity Debt Securities.

                                   ARTICLE IV

                                  SUBORDINATION

     Section 4.01 SENIOR INDEBTEDNESS. "Senior Indebtedness" for all purposes of this Indenture shall have the meaning ascribed to such term in the Base Indenture and shall also include the principal, premium, if any, and interest on (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Company, whether or not such claim for post-petition interest is allowed in such proceeding):

     (a) all senior, senior subordinated, subordinated and other indebtedness of the Company, whether outstanding on the date of the issuance of the Notes or thereafter created, incurred or assumed, which is for money borrowed (including, without limitation, the Company's 5.35% Senior Notes due 2010, 5.65% Senior Notes due 2015 and any amounts borrowed under the Company's $750 million senior unsecured revolving credit facility or any amounts owed by the Company under any debentures or similar instruments issued in connection with any "trust preferred securities"), or which is otherwise evidenced by a note or similar instrument;

     (b) all obligations of the Company under leases required or permitted to be capitalized under GAAP;

     (c) any indebtedness of any other Person of the kinds described in the preceding clause (a), for the payment of which the Company or its property is responsible or liable as guarantor or otherwise; and

     (d) amendments, modifications, renewals, extensions, deferrals and refundings of any of the forgoing types of indebtedness.

Senior Indebtedness shall continue to be Senior Indebtedness and to be entitled to the benefits of the subordination provisions of the Indenture irrespective of any amendment, modification or waiver of any term of the Senior Indebtedness, or any extension or renewal of the Senior Indebtedness. Notwithstanding anything to the contrary in the foregoing or in the Base Indenture, Senior Indebtedness shall not include (i) any accounts payable or other liability to trade creditors, (ii) any indebtedness which by its terms is expressly made pari passu with or subordinated to the Notes, (iii) obligations owed by the Company to any of its subsidiaries or (iv) any liability for federal, state, local or other taxes owed or owing by the Company or its subsidiaries.

                                   ARTICLE V

                                  MISCELLANEOUS

     Section 5.01 MEETINGS AND VOTING. (a)Section 9.3 of the Base Indenture is hereby amended and supplemented with respect to the Notes such that the request of the Holders of at least 25% of the Outstanding Debt Securities of a series or of all series, as the case may be, shall be required to call a meeting of Holders.

     (b) With respect to the Notes, any request, demand, authorization, direction, notice, consent, waiver or other action provided by the Base Indenture to be given or taken by Holders may be embodied in one or more instruments of substantially similar tenor signed by such Holders in person or by an agent or proxy duly appointed in writing; and, except as otherwise expressly provided in the Base Indenture, such action will become effective when such instrument or instruments are delivered to the Trustee and, where expressly required, to the Company. Whenever Holders of a specified percentage in aggregate principal amount may take any act, such act may be evidenced by: (i) instruments executed by Holders; (ii) the record of

Holders voting in favor thereof at any meeting of the Holders; or (iii) a combination of such instruments and any such record of such a meeting of Holders.

     Section 5.02 RATIFICATION OF INDENTURE. The Base Indenture, as supplemented and amended by this First Supplemental Indenture, is ratified and confirmed, and this First Supplemental Indenture shall be deemed part of the Base Indenture with respect to the Notes in the manner and to the extent herein and therein provided. If any provision of this First Supplemental Indenture is inconsistent with a provision of the Base Indenture, the terms of this First Supplemental Indenture shall control.

     Section 5.03 TRUSTEE NOT RESPONSIBLE FOR RECITALS. The recitals contained herein are made by the Company and not by the Trustee, and the Trustee assumes no responsibility for the correctness thereof. The Trustee makes no representation as to the validity or sufficiency of this First Supplemental Indenture.

     Section 5.04 GOVERNING LAW. This First Supplemental Indenture and the Notes shall be governed by, and construed in accordance with, the laws of the State of New York.

     Section 5.05 SEVERABILITY. In case any one or more of the provisions contained in this First Supplemental Indenture or in the Notes shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this First Supplemental Indenture or of the Notes, but this First Supplemental Indenture and the Notes shall be construed as if such invalid or illegal or unenforceable provision had never been contained herein or therein.

     Section 5.06 COUNTERPARTS. This First Supplemental Indenture may be executed in any number of counterparts each of which shall be an original; but such counterparts shall together constitute but one and the same instrument.

     Section 5.07 SUCCESSORS AND ASSIGNS. All covenants and agreements in the Indenture by the Company shall bind its successors and assigns, whether expressed or not. The Company will have the right at all times to assign any of its respective rights or obligations under the Indenture to a direct or indirect wholly owned Subsidiary of the Company; provided that, in the event of any such assignment, the Company will remain liable for all of its respective obligations. Subject to the foregoing, the Indenture will be binding upon and inure to the benefit of the parties thereto and their respective successors and assigns. The Indenture may not otherwise be assigned by the parties thereto.

                                        1

     IN WITNESS WHEREOF, the parties hereto have caused this First Supplemental Indenture to be duly executed, on the date or dates indicated in the acknowledgments and as of the day and year first above written.


                                   AMERIPRISE FINANCIAL, INC.
                                   as the Company

                                   By: /s/ Arthur H. Berman
                                        -------------------------------
                                        Name:  Arthur H. Berman
                                        Title: Senior Vice President
                                                and Treasurer


                                   U.S. BANK NATIONAL ASSOCIATION

                                   as Trustee

                                   By: /s/ Raymond Haverstock
                                        --------------------------------
                                        Name:  Raymond Haverstock
                                        Title: Vice President

                                                                       EXHIBIT A

                                 [FACE OF NOTE]

     THIS NOTE IS A GLOBAL NOTE WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF CEDE & CO. AS NOMINEE OF THE DEPOSITORY TRUST COMPANY (THE "DEPOSITARY"), OR A NOMINEE OF THE DEPOSITARY. THIS NOTE IS EXCHANGEABLE FOR NOTES REGISTERED IN THE NAME OF A PERSON OTHER THAN THE DEPOSITARY OR ITS NOMINEE ONLY IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE, AND NO TRANSFER OF THIS NOTE (OTHER THAN A TRANSFER OF THIS NOTE AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY) MAY BE REGISTERED UNLESS AND UNTIL THIS NOTE IS EXCHANGED IN WHOLE OR IN PART FOR NOTES IN DEFINITIVE FORM. UNLESS (A) THIS NOTE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITARY TO AMERIPRISE FINANCIAL, INC. OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT,
(B) ANY NOTE ISSUED IS REGISTERED IN THE NAME REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITARY AND (C) ANY PAYMENT HEREON IS MADE TO U.S. BANK NATIONAL ASSOCIATION, AS TRUSTEE, OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITARY), AND EXCEPT AS OTHERWISE PROVIDED IN THE INDENTURE, ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL SINCE THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

                           AMERIPRISE FINANCIAL, INC.

                    7.518% JUNIOR SUBORDINATED NOTE DUE 2066

CERTIFICATE NO.: ____________                                      $____________
CUSIP NO: ____________

     This Note is one of a duly authorized series of Debt Securities of AMERIPRISE FINANCIAL, INC. (the "NOTES"), all issued under and pursuant to a Junior Subordinated Indenture dated as of May 5, 2006, duly executed and delivered by AMERIPRISE FINANCIAL, INC., a Delaware corporation (the "COMPANY," which term includes any successor corporation under the Indenture hereinafter referred to), and U.S. Bank National Association, a national banking association, as Trustee (the "TRUSTEE"), as supplemented by the First Supplemental Indenture thereto dated as of May 26, 2006, between the Company and the Trustee, to which Indenture and all indentures supplemental thereto reference is hereby made for a description of the rights, limitations of rights, obligations, duties and immunities thereunder of the Trustee, the Company and the Holders of the Notes. By the terms of the Indenture, the Notes are issuable in series that may vary as to amount, date of maturity, rate of interest and in other respects as provided in the Indenture.

     The Company, for value received, hereby promises to pay to Cede & Co., as nominee of The Depository Trust Company or its registered assigns, the principal sum of ________________________ U.S. Dollars ($____________) on June 1, 2066, as
increased or decreased as provided for in Schedule 1 hereto.

     Subject to Section 2.06, Section 2.07 and Section 2.08 of the First Supplemental Indenture, Interest Payment Dates during the Fixed Rate Period:
June 1 and December 1, commencing on December 1, 2006.

     Subject to Section 2.06, Section 2.07 and Section 2.08 of the First Supplemental Indenture, Interest Payment Dates during the Floating Rate Period:
March 1, June 1, September 1 and December 1, commencing on June 1, 2016.

     Reference is hereby made to the further provisions of this Note set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

     IN WITNESS WHEREOF, the Company has caused this Note to be duly executed manually or by facsimile by its duly authorized officers under its corporate seal.


                                   AMERIPRISE FINANCIAL, INC.

                                   as the Company

                                   By:
                                        ----------------------------
                                        Name:    Arthur H. Berman
                                        Title:   Senior Vice President
                                                  and Treasurer

                     TRUSTEE'S CERTIFICATE OF AUTHENTICATION

     This is one of the 7.518% Junior Subordinated Notes due 2066 issued under the within mentioned Indenture.



                                   U.S. BANK NATIONAL ASSOCIATION,
                                   as Trustee

                                   By:
                                        ----------------------------
                                        Name:
                                        Title:

Dated: __________, 2006

                                [REVERSE OF NOTE]

                           AMERIPRISE FINANCIAL, INC.

                    7.518% JUNIOR SUBORDINATED NOTE DUE 2066

     To the extent that any rights or other provisions of this Note differ from or are inconsistent with those contained in the Indenture, then the Indenture shall control. Capitalized terms used herein but not defined shall have the meanings assigned to them in the Indenture referred to below unless otherwise indicated.

          1. Principal and Interest

     AMERIPRISE FINANCIAL, INC., a Delaware corporation (including any successor corporation under the Indenture hereinafter referred to, the "COMPANY"), promises to pay interest on the principal amount of this Note at the Fixed Rate from May 26, 2006 to June 1, 2016, and at the Floating Rate from June 1, 2016 to the Stated Maturity.

     Subject to Section 2.06, Section 2.07 and Section 2.08 of the First Supplemental Indenture, (a) during the Fixed Rate Period, this Note will accrue interest at a rate per annum of 7.518% of the principal amount of $1,000 per Note, payable semi-annually in arrears on June 1 and December 1 of each year (each a "FIXED RATE INTEREST PAYMENT DATE"), commencing on December 1, 2006 and
(b) during the Floating Rate Period, this Note will accrue interest at a rate per annum of 3-month LIBOR plus a margin equal to 290.5 basis points, payable quarterly in arrears on March 1, June 1, September 1 and December 1 of each year (each a "FLOATING RATE INTEREST PAYMENT DATE" and together with the Fixed Rate Interest Payment Date, an "INTEREST PAYMENT DATE"), commencing on June 1, 2016. Interest not paid on any Interest Payment Date, including any interest deferred during any Extension Period, will accrue and compound at the from time to time then applicable interest rate (whether semi-annually at the Fixed Rate or quarterly at the Floating Rate, as the case may be), as provided in the Indenture. Subject to Section 2.05(a)(iii), such interest will accrue and compound to the date that it is actually paid.

     The amount of interest on this Note payable for any Interest Payment Date during the Fixed Rate Period shall be computed (i) for any full Interest Payment Period on the basis of a 360-day year of twelve 30-day months, (ii) for any period shorter than a full Interest Payment Period, on the basis of a 30-day month and (iii) for any period shorter than a 30-day month, on the basis of the actual number of days elapsed in the 30-day month. Floating Rate interest on this Note shall be computed on the basis of a 360-day year and the actual number of days elapsed in the 360-day year.

          2. Optional Deferral of Interest

     Subject to Section 2.06 and Section 2.08 of the First Supplemental Indenture, as long as no Event of Default has occurred and is continuing, and no Trigger Event has occurred and no Trigger Period caused thereby is continuing, the Company shall have the right at any time and from time to time, to defer payments of interest on the Notes by extending the Interest Payment Period on the Notes for a period (an "OPTIONAL EXTENSION PERIOD") not exceeding ten years, during which Optional Extension Period deferred interest on the Notes shall not be due and payable but will continue to accrue and compound semi-annually or quarterly, as applicable, to the extent permitted by applicable law, at the then applicable rate of interest on the notes; provided that no such Optional Extension Period may end on a date other than an Interest Payment Date or extend beyond the stated maturity of the Notes.

     At the end of any Optional Extension Period, the Company may settle any and all Optionally Deferred Interest with cash from any source until the date that is five years following the first Interest Payment Date as of which the Company commenced an Optional Extension Period on the Notes. Thereafter, subject to the occurrence of a Market Disruption Event, the Company must immediately and continuously use its Commercially Reasonable Efforts to sell shares of Common Stock and to use the proceeds therefrom to pay any outstanding Optionally Deferred Interest in accordance with the Alternative Coupon Satisfaction Mechanism.

     If a Trigger Event occurs after commencement of an Optional Extension Period, the Optional Extension Period will be deemed suspended for so long as the Trigger Period is continuing. Once the Trigger Period is no longer continuing, the right of the Company to optionally defer payment of interest will continue, subject to the limitations and consequences described herein.

     The first Interest Payment Date on which the Company defers the payment of any interest (whether due to an optional deferral or the occurrence of a Trigger Event) will commence an Optional Extension Period. This Optional Extension Period will not be considered terminated until the first date thereafter when all accrued and unpaid interest, together with any Compounded Interest, has been paid by the Company. An Optional Extension Period may not, under any circumstances, extend beyond the tenth anniversary of its commencement or beyond the stated maturity date of the Notes. When and if an Optional Extension Period is terminated because the Company has paid in full all accrued and unpaid interest then owed by the Company, together with any Compounded Interest thereupon, the Company may commence a new Optional Extension Period, subject to the requirements of Section 2.06, there being no limit to the number of such new Optional Extension Period that the Company may commence.

     During an Optional Extension Period, the Company shall not (and shall not permit any of its Subsidiaries to) make the payments or take any of the actions set forth in Section 3.01 of the First Supplemental Indenture.

          3. Mandatory Deferral of Interest

     Subject to Section 2.07 and Section 2.08 of the First Supplemental Indenture, if and to the extent that a Trigger Event has occurred as of any Trigger Determination Date, the Company shall defer payments of interest on the Notes beginning on the Interest Payment Date immediately following such Trigger Determination Date, thereby extending the Interest Payment Period on the Notes until (but not including) the first subsequent Interest Payment Date for which no Trigger Event has occurred as of the Trigger Determination Date applicable to such Interest Payment Date, but in any event for a period not exceeding ten years (a "TRIGGER

PERIOD"), during which Trigger Period deferred interest on the Notes shall not be due and payable, except to the extent that any such payment is made using the Alternative Coupon Satisfaction Mechanism.

     By acquiring this Note or an interest herein, the Holder or beneficial owner of this Note, as the case may be, agrees that in the event of a Bankruptcy Default prior to the Stated Maturity or redemption of this Note, any unpaid Mandatorily Deferred Interest in excess of 25% of the then outstanding principal amount of this Note (or the portion of this Note in which such beneficial owner holds an interest) (the "FOREGONE INTEREST") shall not be due and payable and no Holder or beneficial owner will have any claim for, and thus any right to receive, such Foregone Interest.

     Mandatorily Deferred Interest on the Notes may only be satisfied using the Alternative Coupon Satisfaction Mechanism except upon an Event of Default, in which case such Mandatorily Deferred Interest may be satisfied without regard to the Alternative Coupon Satisfaction Mechanism. In the event that a Trigger Event is no longer continuing, subsequent interest may be paid in cash without regard to the Alternative Coupon Satisfaction Mechanism.

     During a Trigger Period, the Company shall not (and shall not permit any of its Subsidiaries to) make the payments or take any of the actions set forth in
Section 3.01 of the First Supplemental Indenture.

          4. Extension Periods in General

     The Holder of this Note, and each beneficial owner of an interest in this Note, by accepting the same, agrees to and shall be bound by the deferral provisions in the Indenture, including Section 2.06, Section 2.07, and Section
2.08 of the First Supplemental Indenture.

     At the termination of any Extension Period, the Company shall pay all deferred interest then accrued and unpaid, together with Compounded Interest, on the Interest Payment Date on which such Extension Period terminates, subject to
Section 2.07. An Extension Period will be deemed to terminate upon any redemption or upon any acceleration of the Stated Maturity.

     In no event shall any Extension Period, whether or not consisting of consecutive Interest Payment Periods, (i) exceed ten years, (ii) end on a date other than an Interest Payment Date or (iii) extend beyond the Stated Maturity. For purposes of calculating the foregoing limitation on Extension Periods, (x) only when all accrued and unpaid interest, together with any Compounded Interest thereon, has been paid will any Interest Payment Period during which interest has been deferred no longer be included; and (y) after the commencement of an Optional Extension Period, the period from the first Interest Payment Date for which interest was deferred pursuant to Section 2.06 of the First Supplemental Indenture and ending on the Interest Payment Date on which all interest that was deferred pursuant to such Section 2.06, including Compounded Interest, is paid in full, shall be included for purposes of calculating the length of an Optional Extension Period.

          5. Method of Payment

     Interest on this Note which is payable, and is punctually paid or duly provided for, on any Interest Payment Date shall be paid to the Person in whose name this Note is registered in the Security Register at the close of business on the Regular Record Date for the payment of such interest. As long as the Notes remain in book entry form or are represented by a Global Note, the Regular Record Dates for this Note shall be the Business Day next preceding the corresponding Interest Payment Date. If the Notes are issued in definitive form, the Regular Record Dates for this Note shall be such Business Day selected by the Company that is at least one Business Day prior to the corresponding Interest Payment Date.

          6. Paying Agent and Security Registrar

     Initially, U.S. Bank National Association, the Trustee, will act as Paying Agent and Security Registrar. The Company may change the Paying Agent and Security Registrar without notice to any Holder.

          7. Indenture

     This Note is one of a duly authorized series of the 7.518% Junior Subordinated Notes due 2066 (the "NOTES") of the Company issued under a Junior Subordinated Indenture, dated as of May 5, 2006 (the "BASE INDENTURE"), as supplemented by the First Supplemental Junior Subordinated Indenture dated May 26, 2006 (the "FIRST SUPPLEMENTAL INDENTURE" and, together with the Base Indenture, the "INDENTURE"), in each case, between the Company and U.S. Bank National Association, as trustee (the "TRUSTEE"). The terms of this Note include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended ("TIA"). This Note is subject to all such terms, and Holders are referred to the Indenture and the TIA for a statement of all such terms. To the extent permitted by applicable law, in the event of any inconsistency between the terms of this Note and the terms of the Indenture, the terms of the Indenture shall control. Capitalized terms used but not defined herein have the meanings assigned to them in the Indenture unless otherwise indicated.

          8. Optional Right of Redemption

     The Company may, at its option, redeem the Notes (a) in whole or in part, on or after June 1, 2016 at the Par Redemption Amount; provided that if the Notes are not redeemed in whole, at least $50 million aggregate principal amount of the Notes (excluding Notes held by the Company or any of its Affiliates) remains outstanding after giving effect to such redemption; or (b) in whole but not in part at any time at the Make-Whole Redemption Amount.

          9. No Sinking Fund.

     The Notes will not be subject to a sinking fund provision.

          10. Subordination

     The payment of principal of and interest on this Note is, to the extent and in the manner provided in the Indenture, subordinated and subject in right of payment to the prior payment in full of all amounts then due on all Senior Indebtedness of the Company, and this Note is issued subject to such subordination provisions contained in the Indenture. Each Holder of this Note, by accepting the same, (a) agrees to and shall be bound by such provisions, (b) authorizes and directs the Trustee on such Holder's behalf to take such action as may be necessary or appropriate to effectuate the subordination so provided and (c) appoints the Trustee such Holder's attorney-in-fact for any and all such purposes.

          11. Defaults and Remedies

     The Indenture provides for Events of Default and remedies relating thereto with respect to the Notes as set forth in Article Seven of the Base Indenture as supplemented by Section 2.10 of the First Supplemental Indenture.

          12. Amendment; Supplement

     The Indenture provides for amendments, supplements and waivers with respect to the Indenture as set forth in Article Eleven of the Base Indenture, as supplemented by Section 2.16 of the First Supplemental Indenture.

          13. Restrictive Covenants

     The Indenture provides restrictive covenants with respect to the Notes as set forth in Article Twelve of the Base Indenture as supplemented by Article III of the First Supplemental Indenture.

          14. Denomination; Transfer; Exchange

     The Notes are issuable only in registered form without coupons in denominations of $1,000 and any integral multiple thereof. As provided in the Indenture and subject to certain limitations herein and therein set forth, Notes so issued are exchangeable for a like aggregate principal amount at maturity of Notes of a different authorized denomination, as requested by the Holder surrendering the same.

     As provided in the Indenture and subject to certain limitations therein set forth, this Note is transferable by the registered Holder hereof on the Security Register of the Company, upon surrender of this Note for registration of transfer at the office or agency of the Trustee in the City and State of New York accompanied by a written instrument or instruments of transfer in form satisfactory to the Company or the Trustee, duly executed by the registered Holder hereof or his attorney duly authorized in writing, and thereupon one or more new Notes of authorized denominations and for the same aggregate principal amount at maturity will be issued to the designated transferee or transferees. No service charge will be made for any such transfer, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in relation thereto.

          15. Persons Deemed Owners

     The registered Holder of this Note shall be treated as its owner for all purposes.

          16. Tax Treatment

     The Company agrees, and by acquiring an interest in a Note each beneficial owner of a Note agrees, to treat the Notes as indebtedness for U.S. federal income tax purposes.

          17. Defeasance

     Subject to certain conditions contained in the Indenture, the Company's obligations under the Indenture and some or all of the Notes may at any time be terminated if the Company deposits with the Trustee cash and/or U.S. Government Obligations sufficient in the opinion of a nationally recognized firm of independent public accountants to pay and discharge each installment of principal, premium, if any, and interest on the Notes to Stated Maturity.

          18. No Recourse Against Others

     No recourse shall be had for the payment of the principal of or the interest on this Note, or for any claim based hereon or otherwise in respect hereof, or based on or in respect of the Indenture, against any incorporator, shareholder, officer or director, past, present or future, as such, of the Company or of any predecessor or successor corporation, whether by virtue of any constitution, statute or rule of law, or by the enforcement of any assessment or penalty or otherwise, all such liability being, by the acceptance hereof and as part of the consideration for the issuance hereof, expressly waived and released.

          19. Authentication

     This Note shall not be valid until the Trustee (or authenticating agent) executes the certificate of authentication on the other side of this Note.

          20. Governing Law

     The Indenture and this Note shall be governed by, and construed in accordance with, the laws of the State of New York.

                                                                      SCHEDULE 1

                SCHEDULE OF INCREASES OR DECREASES IN GLOBAL NOTE

     The following increases or decreases in this Global Note have been made:

                                                           Principal Amount
           Amount of decrease    Amount of increase in    of Notes evidenced
           in Principal Amount    Principal Amount of     by this Global Note     Signature of
           of Notes evidenced      Notes evidenced by       following such         authorized
Date       by this Global Note      this Global Note     decrease or increase   officer of agent
--------   -------------------   ---------------------   --------------------   ----------------

                                   Schedule 1